UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    January 30, 2020

The 4Less Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-152444	26-1580812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4580 N Rancho Dr #130, Las Vegas, NV 89130

(Address of principal executive offices)

Registrant’s telephone number, including area code     (662) 510-5866

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Item 3.03 Material Modification to Rights of Security Holders.

On January 30, 2020 , pursuant to the approval of a majority of the voting interests, The 4 Less Group, Inc. (the “Company”) filed a Certificate of Change Pursuant to NRS 78.209 (the “Certificate of Change”) with the Nevada Secretary of State to effect a 4000:1 reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Stock Split”).

Pursuant to that, the Company submitted an application to FINRA to approve the Reverse Stock Split, which was approved by FINRA on February 25, 2020 (the “Effective Date”). The trading symbol for the Company shall be “FLESD” due to the Reverse Stock Split for a period of 20 days from the Effective Date, at which point the symbol shall return to “FLES”.

For more information regarding the details of the Reverse Stock Split, please see the Schedule 14c filed with the SEC on January 10, 2020, available at the following link: https://www.sec.gov/Archives/edgar/data/1438901/000116169720000030/schedule_14c.htm.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference in Item 5.03. A copy of the Certificate of Change is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On February 27, 2020 the Company reported that it reduced its convertible debt by approximately $1.1 million in exchange for 250 shares of The Company’s Series C Convertible Preferred Stock. The shares of Series C Preferred Stock represent approximately 2.5 % ownership stake in the Company. For more information please see the Press Release filed by the Company via Newsfile Corp on February 27, 2020, available at the following link:

https://www.otcmarkets.com/stock/FLESD/news/story?e&id=1542255

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

3.1	Certificate of Change Pursuant to NRS 78.209

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2020

The 4 Less Group Inc.

By: /s/ Timothy Armes

Timothy Armes

Chief Executive Officer